EXHIBIT 99.1

   OMI Corporation Announces Election of Allen Brooks to Company's
                          Board of Directors

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 11, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that G. Allen Brooks had been elected to the Company's Board of Directors on February 10, 2005. Mr. Brooks owns and heads G. Allen Brooks, L.L.C., a consulting firm to the oil and gas industry. Until recently Mr. Brooks was Executive Director at CIBC World Markets Corp., where he headed up the firm's North American oil field service industry research for eight years. For several years prior thereto he was Senior Vice President of Howard, Weil, Labouisse, Friedrichs, Inc., the New Orleans - based investment banking firm.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "Allen is a strategic thinker with knowledge of, and experience in the oil, oil service and tanker businesses. His addition will enhance our Board's expertise and we are pleased to welcome him to OMI."

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 41 vessels, consisting of 15 Suezmaxes and 26 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI has on order nine 37,000 and 47,000 dwt product carriers and has agreed to time charter two new Suezmaxes for seven year terms. The Suezmaxes and four product carriers are scheduled to be delivered in 2005 and the remaining five product carriers are scheduled to be delivered in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789